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                                                                    Exhibit 99.2

                    FIRST QUARTER 2007 INVESTOR PRESENTATION

    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

                                  MAY 16, 2007

Thank you, Jimmy. Good morning everyone. Welcome to our first quarter 2007 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

Consistent with my normal protocol, I will start our conversation this morning with some brief comments expanding on our press release. Following my comments, we will open the call to your questions.

I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

Overall, the first quarter's results were consistent with our expectations. Our profit improvement activities are yielding positive results while commodity costs, currencies, and other costs associated with our recently amended debt agreements and governance disputes were offsets. Reported results for the first quarter 2007 amounted to a net loss of $16.8 million, or $0.91 per share, compared to a net loss of $12.6 million, or $0.68 per share in the first quarter of 2006. Even though bottom line results declined, operating loss improved by $5.2 million, or 46%, from a loss of $11.3 million to a loss of $6.1 million, despite $4.6 million of costs recognized in the quarter associated with the amendment of our first and second lien debt agreements, the resolution of our governance dispute, and the judicial restructuring procedures involving our Brazilian engine manufacturing facility. Excluding these costs, operating results improved to near break-even.

When breaking down the improvement in operating results by segment, reported operating results improved due to better results in the Company's Compressor and Engine & Power Train operations, partially offset by lower results in the Electrical Components Group and the higher corporate expenses I just described.

The improvement in operating results was more than offset by $4.9 million in higher interest costs and the non-recurrence of a $3.5 million gain on the sale of our interest in Kulthorn Kirby last year, thus resulting in a $3.0 million increase in our loss from continuing operations before taxes.

Consolidated sales for the quarter amounted to $460.5 million, up 3.2% from last year's first quarter sales of $446.1 million, reflecting higher sales in the Compressor segment which were offset by lower sales in the Company's Electrical Components and Engine & Power Train segments. The effect of foreign currency translation increased sales by $13.2 million. Net of the effects of currency translation, sales increased slightly in the first quarter of 2007 compared to a year ago.

With that as an overview, I will now break down these results by business segment, starting with the Compressor segment. Compressor sales increased $37.8 million, or 15%, from $251.5 million to $289.3 million. $12.0 million of the $37.8 million increase was due to the effects of foreign currency translation.

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The higher sales reflected overall higher selling prices and higher volumes in the global household refrigeration and freezer market. Sales volumes could have been stronger, but for the continued adoption issues associated with our new ERP system, which has affected our ability to make more responsive deliveries.

Compressor segment operating results amounted to income of $10.5 million in the quarter versus income of $6.6 million a year ago. The improvement reflects selling price increases and productivity improvements, partially offset by higher commodity prices and less favorable currency exchange rates. While the Company utilizes hedging techniques to reduce its short-term exposure to commodities and currency, the continued trend for these two factors is still adverse. When comparing results to the prior year, both copper and the Real had a negative influence. However, when compared to our first quarter operating plans, our hedging activities mostly mitigated the negative trend through the quarter of these two factors.

Our outlook for the Compressor Group for the remainder of 2007 is consistent with that expressed during our last call and is based upon an expectation that currency and commodity conditions will not appreciably improve. We believe that previously implemented price increases and cost reduction activities will continue to provide beneficial effects and thus improved results over the year. The ultimate outcome, however, will depend on our ability to increase prices if copper continues its recent trend upward, due to the fact that while we are substantially hedged through the remainder of the year, we are not 100% hedged. Similarly, to the extent the Real remains stronger than prior year levels, the benefits of cost reductions, high volumes and better prices could be eroded.

Moving to the Electrical Components Group - For the quarter, the Group reported sales of $103.3 million, a 5% decrease over last year. Sales advances in automotive and Asia Pacific markets were more than offset by a slowing in the HVAC market, reflecting both a mild winter and a softer housing market in the United States.

Electrical Components' operating income for the quarter was $1.1 million, compared to income of $4.9 million a year ago, and a loss of $7.4 million in the fourth quarter of 2006. The decline from last year's first quarter reflects the change in sales mix - remember that first quarter 2006 was a very robust HVAC market. It also reflects higher material costs in excess of price increases, and productivity issues at our Juarez, Mexico facility, partially offset by other cost reduction efforts.

Looking at the rest of 2007 for the Electrical Components business, we are still expecting our margin improvement activities to benefit future results. However, as with the Compressor Group, the extent to which these benefits drop to the bottom line will depend on the Company's ability to manage the escalating costs of commodities, to remediate our productivity issues in Juarez, and overall market conditions dictated by factors like housing starts and weather.

Now for the Engine & Power Train Group - Sales in this group were down $17.9 million, or 22%, compared to the prior year's first quarter. The decrease was attributable to overall industry sales volumes and a presumed loss of share at a single customer.

Despite the heavy decline in sales, the group's operating results improved by $10.5 million, or 57%, in comparison to the prior year's first quarter. The improvement reflects lower fixed costs associated with plant closures, other productivity improvements and lower fees incurred by AlixPartners, offset by the loss of margin from lower sales.

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The outlook for the Engine Group is somewhat uncertain in that it will depend on both industry sales volumes for products with horizontal shafts such as engines made for snow throwers and generators, and the ultimate outcome of the judicial restructuring process involving the engine operations in Curitiba, Brazil.

We are still working to formulate a restructuring plan to submit to the courts for judicial and credit committee review. Whether the facility re-opens will depend on whether accommodations are provided by the operation's lenders and customers, and whether the arrangements are ultimately approved by the courts. In the absence of such accommodations and approval, the facility may engage in an alternative activity or be liquidated.

Having covered the basic results of the respective business segments, let me anticipate some of your questions and address other matters of interest.

As you may recall, our last amendment provided for a step up in interest if a new CEO was not hired by May 1st and certain conditions were not met. We did not hire a new CEO by this date, but we did meet the requisite conditions and, therefore, the interest penalty has not been invoked. We are continuing to apply our best efforts to hire a permanent CEO as soon as possible.

We also talked last time about the status of evaluating potential asset sales. Those efforts are on-going and, at this point, we are in more detailed discussions with specific potential buyers for certain assets, but there have been no definitive actions taken by our Board of Directors to approve any asset dispositions at this time.

In general, we believe our overall performance and debt reduction timelines are progressing near plan. For example, our cumulative Adjusted EBITDA covenant was exceeded by $21.3 million through March 31, 2007.

We also are still engaged in discussions with our lenders to our compressor operations in Brazil to restore normal committed credit lines since the events unfolded involving our engine subsidiary in Brazil. These negotiations are on-going, during which time the operation has enjoyed adequate financing. I would remind everyone, however, while we expect to reach agreement with these lenders, there can be no guarantee that we will be successful. In addition, the costs associated with these lines may be significant and their terms may need approval by our first and second lien lenders in the United States.

In conclusion, and as always, we remain committed to executing the plans that will yield improved results. These plans are being executed and are producing favorable results; however, I will caution that the conditions we face with commodity costs, currency, and low cost Asian competition are highly challenging and our future results and continued improvement depends on our ability to effectively manage these factors while meeting our customers' needs.

That concludes my prepared comments for this morning. Jimmy, I am now ready to take questions.